Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Veralto Corporation for the registration of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Subscription Rights, Purchase Contracts, Units, Warrants and to the incorporation by reference therein of our report dated February 28, 2024, with respect to the consolidated financial statements of Veralto Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
October 24, 2024